CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Nottingham Investment Trust II and to the use of our reports dated May 29, 2008 on The Brown Capital Management Balanced Fund, The Brown Capital Management Equity Fund, The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, The Brown Capital Management Mid-Cap Fund and EARNEST Partners Fixed Income Trust’s (each a series of shares of beneficial interest of The Nottingham Investment Trust II) financial statements and financial highlights. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

July 29, 2008